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CliqRex

CliqRex is an AI-powered entertainment discovery platform that blends friend recommendations with machine learning. Users can effortlessly find, save, and share diverse media. With a user-friendly interface and scalable technology, we target a share of the $288.9B digital entertainment market.



CLIQREX
Your personalized digital entertainment hub.
AI
Now Available
GET IT ON Google Play
Download on the App Store

Invest

$250 minimum investment

DEADLINE: September 26, 2026

in 3 months

SHARE PRICE

$0.50

TOTAL RAISED ON NETCAPITAL

$225,202

TOTAL RAISED THIS ROUND

$225,202

VALUATION THIS ROUND

$4,700,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Introducing CliqRex: An exciting solution to the digital entertainment clutter. With an innovative combination of AI and social connections, CliqRex aims to redefine how consumers discover and enjoy digital media.

Key Features

- **Personalized Recommendation Engine:** CliqRex's patent-pending AI-driven engine delivers unmatched personalized entertainment suggestions, merging human insights with machine learning.
- **Intuitive User-Friendly Design:** More than a multifunctional tool, CliqRex offers a simple and intuitive interface, known as The Rex, that welcomes users without overwhelming them.
- **Convenience and Integration:** Centralize your digital entertainment experience. CliqRex integrates various media formats for a seamless and efficient user experience.
- **Social Connections:** Connect, share, and discover with friends. CliqRex's unique social hub enhances digital experiences by emphasizing social connections and well-being.
- **Constant Growth and Innovation:** We plan to quickly expand into music, games, and lifestyle products to unlock new personalized discovery realms.

CliqRex stands poised to disrupt the entertainment industry with its innovative blend of technology and design. By simplifying the complex landscape of digital entertainment, it represents a unique investment opportunity with significant potential for growth. With its innovative features, unmatched discovery experience, and ease of use, CliqRex is set to redefine the entertainment discovery landscape.

PROBLEM


The Problem
People are overwhelmed by the vast amount of entertainment options available to them

The Overwhelming Choices

In today's world, we are bombarded with endless entertainment options. It can be hard to know where to start or what to choose. The sheer number of entertainment options available can be overwhelming and lead to decision fatigue.

Navigating the Digital Landscape

In the overwhelming digital media landscape, with numerous streaming platforms and vast content libraries, users struggle to discover enjoyable content. They find it difficult to navigate the options and often mistrust recommendations from streaming services.

The Search for Satisfaction

When all we want is to quickly and easily find something enjoyable to entertain or inform us, we are faced with:

- Over 200 streaming services
- 114 million YouTube Channels
- 3 million podcasts
- 7,200 content titles on Netflix

Some people find that they are constantly scrolling through their phone or watching TV, but they never seem to be satisfied. They are always looking for something new, but they never find it.

The Struggle Quantified

According to a 2021 study by Horowitz Research:

- 50% of TV content viewers think there are too many streaming services
- 49% believe that “it’s hard to know what shows are on which streaming services”
- 44% say they “often have a hard time finding something to watch”
- 39% of people still “have a difficult time trying to decide what to watch next"

The Desperate Search

People are so desperate to find help navigating the complexity of the digital entertainment landscape that the #1 global search term on Google in 2021 was "What to Watch".


Pain Points with Current Alternatives



In today's digital entertainment landscape, users face significant challenges in finding personalized and reliable content recommendations. The existing alternatives, whether they involve AI recommendations, friends' suggestions, social media, or generic online searches, all come with distinct limitations:

- **Misaligned AI Recommendations:** Often impersonal and misaligned with individual tastes. Recent statistics reveal that 88% of consumers struggle to find desired content, and 79% distrust AI-generated suggestions on streaming platforms.
- **Forgotten Recommendations from Friends:** While personal, these can be disorganized and easily forgotten, limiting their usefulness.
- **Haphazard Social Media Recommendations:** These are often noisy, unreliable, and fail to cater to individual preferences. They also tend to get lost in the chaos of social media.
- **Generic Online Searches:** A one-size-fits-all approach that doesn't align with personalized tastes and often falls short in satisfying unique preferences.

These pain points highlight a significant opportunity for innovation in the entertainment recommendation space. That's where CliqRex comes in. As an innovative platform, it combines the personal touch of friends' recommendations with the intelligence of AI, offering a unique solution that addresses these challenges head-on.

SOLUTION

CliqRex offers a centralized hub where users can easily discover, save, share, and consume a wide range of entertainment content, all within a single, user-friendly app. This convenience and integration set CliqRex apart from other market players, making it the go-to platform for users seeking a seamless and efficient entertainment experience across various media formats.


CLIQREX
Your one-stop personalized digital entertainment hub.
Find, Save, Enjoy, Share all your digital entertainment
Powered by Friends + AI
TV, Movies, Podcasts, YouTube, Books
Download the app today!
11:36
CLIQREX
Breaking Bad
Set status to:
Up Next

Download the App

- App Store
- Google Play

Revolutionizing Entertainment Discovery

CliqRex is a free app designed to simplify the entertainment discovery experience by seamlessly combining AI-driven analysis with personal preference and behavioral data. Our innovative approach integrates trusted insights from friends, providing a personalized, trusted, and revolutionary entertainment discovery experience. Here's how CliqRex stands out:

Personalized Recommendations

CliqRex's unique combination of AI and friends' insights provides personalized and expansive recommendations tailored to individual tastes, moods, genres, and streaming services. This robust personalization sets us apart, offering a revolution in entertainment discovery that goes beyond mere algorithms.

Innovative Entertainment Hub

The CliqRex MVP offers a seamless user experience, enabling users to FIND, SAVE, ENJOY, and SHARE a wide variety of digital entertainment:

- **FIND:** Easily discover diverse digital entertainment options, including TV shows, movies, podcasts, and more. Our AI algorithms and insights from friends deliver precise and tailored suggestions, making finding enjoyable entertainment a personalized experience.
- **SAVE:** Users can save and organize their favorite entertainment recommendations within a personal digital hub. By categorizing by watch status or specific folders, CliqRex eliminates the struggle to recall recommendations, always keeping them just a few taps away.
- **ENJOY:** Enhancing the user experience, CliqRex allows for enjoying favorite podcasts and YouTube videos directly within the app. It streamlines the process of consuming entertainment and provides unique real-time interactions with friends, enriching the shared entertainment journey.
- **SHARE:** CliqRex encourages social interaction, enabling users to easily share favorite content and collaborate within the app or outside of it. Our social space, "The Rex," amplifies the joy of entertainment through shared experiences.

Karma Gamification for Engagement and Growth


09:46
CLIQREX
Invite
Karma: 285
Settings
James Van Go
@stuffthatspins
Saved: Up Next, In Progress, ...
Following: Podcasts, YouTube ...
My Posts
My Folders
My Rated Media
Home
Discover
Friends
My Stuff

CliqRex's Karma gamification system increases user engagement, retention, and recognition and also creates new revenue avenues, enhances data quality, and offers a competitive edge. CliqRex uses an innovative Karma points system to reward engaged users' actions that create engaging posts, leave comments or replies, like comments, rate media, invite friends, or share media and posts. The Benefits:

- Increased User Engagement: Incentivizes activity, boosting key performance metrics.
- Accelerated User Retention: Reduces churn by rewarding repeated app usage.
- Enhanced Data Quality: Encourages meaningful interactions, refining AI recommendations.
- Amplified Viral Growth: High Karma status users become natural brand ambassadors.
- New Revenue Streams: Partnerships and collaborations become more viable with Karma points.
- Competitive Advantage: Differentiates CliqRex in a crowded market.
- Long-Term Value: Gamification can evolve, ensuring sustained user and investor interest.


OpenAI
Bard
AI
CliqRex leverages cutting-edge AI technology in tandem with the power of genuine friendships to deliver an unparalleled recommendation experience.

Artificial Intelligence + Friends

CliqRex leverages cutting-edge AI technology in tandem with the power of genuine friendships to deliver an unparalleled recommendation experience. Unlike standard algorithms that merely echo users' past preferences or generate predictable suggestions, our advanced AI mines the complex layers of shared interests, activities, and behavioral metrics to produce highly tailored recommendations. Coupled with the influence of friends within the app who share your tastes, the system not only introduces users to new, personalized content but also deepens social bonds by facilitating meaningful conversations around those recommendations. The synergy of AI and social connections creates a recommendation ecosystem that is dynamically responsive, deeply personal, and continually enriching—setting CliqRex apart in the crowded landscape of entertainment platforms.

Innovation and Expansion

As technology continues to evolve, CliqRex is committed to staying at the forefront. Our AI + Friends algorithm is designed for scalability and adaptability, and we're constantly investing in R&D to integrate the latest in machine learning, natural language processing, and data analytics. This ensures that CliqRex is designed to not only meet but anticipate future consumer needs, maintaining our competitive edge in delivering a uniquely personalized and socially engaging platform.

Our goal is to leverage the versatility of our patent-pending recommendation engine to expand quickly into other sectors, providing a centralized hub for a seamless and efficient entertainment experience across various media formats.

CliqRex's innovative approach offers a unique solution to the challenges of modern entertainment discovery. By harnessing the power of both technology and human connection, we provide an unparalleled experience that sets us apart from other market players. Our ambitious growth plans position CliqRex as an attractive investment opportunity in the ever-evolving entertainment industry.


CLIQREX
C.A.R.E.S.
for
Social Connection

CliqRex offers investors the opportunity to invest in a Delaware Public Benefit Corp. and join a revolutionary journey that amplifies the essence of social connections through entertainment. Here's why CliqRex isn't just another entertainment app but a forward-thinking investment opportunity with a social core.

Key Investment Highlights:

- The CLIQ Advantage: The CliqMeter© and patent-pending Affinity Engine empower users to find like-minded people based on shared tastes across diverse entertainment categories. This functionality transcends the barriers of traditional demographics and politics, providing a unique competitive advantage.
- Well-Being Focus: CliqRex CARES© is more than just a feature; it's our philosophy. It addresses critical aspects of social well-being, namely Community, Autonomy, Recognition, Empowerment, and Security, ensuring a holistic user experience.
- Break Social Media Bubbles: CliqRex creates an environment that encourages authentic conversations and real-world connections, thus breaking the limitations of traditional social media networks.
- Business for Growth and Good: As a Public Benefit Corp with plans to achieve B Corp status, CliqRex is designed for sustainable growth and positive social impact, appealing to investors who want their investments to count.
- Roadmap for Expansion: With proprietary technology as our backbone, we're set to rapidly scale into new markets, offering a ground-floor opportunity for investors to participate in a potentially disruptive platform.

The nexus of personalized entertainment and meaningful social connections makes CliqRex an unparalleled investment opportunity. With a focus on user well-being and community-building, we're not just redefining entertainment; we're revolutionizing how people connect.

BUSINESS MODEL



Monetization
Strategy

CliqRex is planning to explore various avenues to monetize the data it collects while ensuring user privacy and data security. These strategies may include:

- **Targeted Advertising**
  By analyzing user preferences, behaviors, and consumption patterns, CliqRex is planning to offer targeted advertising opportunities to brands and advertisers. Advertisements can be tailored to specific user segments, maximizing relevance and engagement while generating ad revenue.
- **Sponsored Recommendations**
  CliqRex is planning to partner with content creators, streaming platforms, and publishers to feature sponsored recommendations within the app. These recommendations can be clearly identified as sponsored content, providing an additional revenue stream while offering users curated suggestions.
- **Premium Subscription**
  CliqRex is planning to introduce a premium subscription tier that provides users with enhanced features, exclusive content, ad-free experience, or early access to new features. The subscription model may generate recurring revenue and offer users an enhanced and personalized entertainment experience.
- **Data Insights and Analytics**
  CliqRex is planning to aggregate and anonymize user data to derive valuable insights and trends in the entertainment industry. These insights can be offered as market research reports or data analytics services to media companies, content creators, and industry stakeholders.
- **Partnerships and Affiliates**
  CliqRex can establish partnerships and affiliate programs with streaming platforms, e-commerce platforms, and content providers. Through these partnerships, CliqRex can earn referral fees or commissions when users make purchases or subscribe to services through the app.

MARKET


MARKET OPPORTUNITY
Recommendation Engines
2022 - $3.5B, 2030 - $54B
CAGR 36.63%
Straits Research,
Recommendation Engines Market Report, 2023
Social Media
2023 - $231B, 2030 - $799B
CAGR 19.4%
Data Bridge Market Research,
Social Media Market Report, 2023
Open AI
Friends
Hub
CLIQREX
Online Dating
2023 - $10.5, 2030 - $17.3B
CAGR 7.4%
Grand View Research,
Video Streaming Market Report, 2023
Streaming Services
2022 - $89.0B, 2030 - $422.8B
CAGR 21.5%
Grand View Research,
Online Dating Market Report, 2023

CliqRex's market opportunity is substantial, with related sectors experiencing rapid growth: streaming services, recommendation engines, social media, and long-term potential in the online dating market. These industries show strong expansion rates and high market valuations.

Given its features, the CliqRex app could potentially disrupt several industries:

- **Recommendation Engines:** CliqRex's advanced AI technology combined with personal recommendations and user behavior analytics presents an innovative approach in the field of recommendation systems, which could influence the way platforms like Amazon, YouTube, and Spotify make recommendations.
- **Content Discovery Platforms:** Specific to entertainment, platforms designed to help users discover new content, like Goodreads for books or IMDB for movies and shows, could also be impacted by CliqRex's comprehensive and personalized approach.Streaming Services: By integrating recommendations from various media sources, including TV shows, movies, podcasts, and YouTube videos, CliqRex could pose a challenge to established streaming services like Netflix, Amazon Prime, Disney+, and Spotify.
- **Social Media:** With its emphasis on social connections and its feature allowing users to share their favorite content, CliqRex could impact social media platforms where people commonly share and discuss entertainment content.
- **Online Dating:** The patent-pending Affinity Engine could revolutionize the online dating landscape by connecting users based on shared entertainment preferences. This unique approach could pose a challenge to traditional dating apps, which often rely on user-provided profile information or, in some cases, complex matchmaking algorithms. By focusing on shared content preferences, CliqRex could provide a more organic, interest-based connection platform.


HOW THE MIGHTY REX WILL REIGN
Recommendations from AI
and Friends


CLIQREX
queue
LIKE WISE
Cold Bots and Isolated Bubbles
Warm Hugs and New Friends
TRAKT
JustWatch
Letter-boxd
hulu
NETFLIX
Recommendations from AI Alone

The global digital entertainment market, a robust and expanding field valued at $223.9 billion in 2021, is projected to reach $288.9 billion by 2028 (Grand View Research, Digital Entertainment Market Report, 2028). Within this competitive landscape, CliqRex emerges with a differentiated approach.

Unlike competitors who rely solely on impersonal algorithms and crowdsourcing for content recommendations, CliqRex adopts a hybrid strategy. By combining AI with friends' recommendations, it offers a more personalized, engaging, and expansive entertainment experience. This distinction sets it apart from platforms like Likewise and Queue which lack this human touch.

CliqRex's adaptability across various product categories enhances its competitive edge. The patent-pending Affinity Engine and proprietary CliqMeter© allow users to connect based on shared interests, aligning with modern social trends. The introduction of CliqRex CARES©, a proprietary model of Social Well-Being, adds an additional layer of user engagement that helps users thrive within the platform.

However, the evolving nature of AI technology and the competitive pressure from major tech giants may present challenges that we plan to embrace with ongoing innovation and agility.

Excitingly, CliqRex's predictive matching power could be leveraged within the lucrative online dating industry, unlocking new revenue streams and growth avenues.

In summary, CliqRex's unique approach, proprietary technology, and potential for cross-industry application position it as an innovative contender in the digital entertainment market, ready to capture opportunities and navigate the complexities of this growing field.


LAUNCH
Marketing

CliqRex is a comprehensive digital entertainment platform that aims to revolutionize the digital entertainment landscape. The company's unique combination of AI and friends' recommendations, as well as its integrative entertainment platform, can allow users to find, save, enjoy, and share a diverse range of entertainment content effortlessly.

We plan to launch the app into the marketplace in September 2023. The target audience for the launch campaign is tech-savvy, mobile-first power streamers aged 25-44. The initial call to action is to encourage users to download the app and start their personalized entertainment journey. We plan to then focus on creating virality within the app, incentivizing early adopters to share content from the app with friends to increase both adoption rates and the utility of the app for users.


CLIQREX
Movies
TV Shows
Podcasts
YouTube
Books
Your one-stop
personalized digital
entertainment hub.


Find.
Save.
Enjoy.
Share.


Tailored suggestions
using AI and insights
from your friends.
AI
+


Watch
YouTube
and listen to
podcasts.
Right in
the app.


Connect with friends
and share the joy
of entertainment
with Cliqrex.
CLIQREX
Download the app today!

The campaign focuses on engaging content that resonates with this audience, with a tone that is entertaining and informational to reinforce the focus on digital entertainment and the social, innovative nature of CliqRex. The campaign may run on paid media on Facebook, Instagram, TikTok, podcasts, and YouTube, with support from CliqRex' owned media.

SUCCESS TO DATE

- Oct 2021 - Ideation
- Nov 2021 - Proof of Concept
- Jan 2022 - Leadership Team
- Mar 2022 - Public Benefit Corp
- May 2022 - Patent Submission
- Jun 2022 - SEC Filing
- Jul 2022 - Scalable Architecture
- Jul 2022 - Marketing Activation
- Sep 2022 - Public Beta Launch
- May 2023 - AI Implementation
- Aug 2023 - Gamification/Karma
- Sep 2023 - Public Release
- Nov 2023 - Patent Publication
- Sep 2024 - Web and SEO Development
- Jan 2025 - Added A.I.in depth user to user analysis
- Mar 2025 - A.I. QuikRex recommendations
- Apr 2025 - Marketing Leadership Reboot
- May 2025 - Personalized Email Marketing Development with 30% open rate
- Jun 2025 - completed major App Updates/Refresh
- Jul 2025 - SEO Results - multiple #1 spots on Google Search
- Jul 2025 - Began Plex and Roku integrations
- Aug 2026 - Rexy AI LLM Chatbot

App Development

- MVP completed with hundreds of features implemented
- Available on the App Store and Google Play
- Provides recs for TV, movies, books, podcasts series, podcast episodes, YouTube channels, YouTube videos
- Approved to use 1 million+ credits per day on YouTube
- Engineered innovative recommendation engine to allow for the integration of additional types of media recommendations and beyond
- Designed patent-pending Affinity Engine (#63/342491)
- Foundation of the app and website is 100% built by the Pixaura and Somnio team
- Ran a rigorous private beta on iOS and Android for 12 months and launched the MVP

Market Success

- Received 25 5-star reviews on App Store and 8 5-star reviews on Google Play
- Earned over 1500 users primarily through organic growth Earned over 800 users via organic growth without advertising.
- Began market activation for Growth

Business in Order

- Delaware Public Benefit Corporation

TEAM

Strong Leadership

Leadership team has been purposefully formed to represent a diversity of expertise, identity, and perspectives that is often lacking in tech and provides a clear competitive advantage:

- Led organizations through multiple exits.
- Collectively over 200 years of creating and delivering end-product tech solutions.
- Experience with Go-to-market strategy and product launches.
- Expertise in protecting and enhancing consumer wellbeing, especially among marginalized consumers.



James O'Loughlin

CEO

A word from CliqRex Founder and CEO, James O'Loughlin

James has always been intrigued by technology and has been at the forefront of utilizing it since a young age. He started programming on Apple] [e in the late 1970s and wrote a grade-keeping program for his high school teachers at age 14. He joined the Army in 1989 and repaired missile guidance systems. He then set up and ran multi-line bulletin board systems in the early 1990s. Also during this time, while attending Miami University, he set up the university's computer networking system for faculty and students. In the early 2000s, he worked as a developer and created a CMS (content management system) for hundreds of clients. He was promoted to Vice President and helped grow the business into a full-service digital agency. After 20 years there, he started up Pixaura as co-founder and CEO, and has grown the business to 20 employees in 3 years. For the last 5+ years, he has been honing his craft by teaching UI/UX at the University of Cincinnati and The Art Academy of Cincinnati. James was also an early adopter of cryptocurrencies and started mining Bitcoins in 2011. He thought Bitcoin was the most exciting technology he had encountered until he and his wife, Dara, created CliqRex.

Outside of technology, James was the president of Team Hungry Cycling, Cincinnati's largest cycling team, for ten years. He has completed multiple 100-mile mountain bike races, triathlons, and what is deemed the most difficult gravel bike race in the country, a 200-mile race across Kansas. The challenge of completing an ultra-endurance race requires training, technology (bike), tools, nutrition, and, most importantly, the perseverance to finish in the face of what sometimes feels like an insurmountable obstacle. James has the drive to see projects, goals, and dreams to completion.



Pete Mastin

COO

Pete has led multiple companies to various exits. He has worked as an SVP or C-level executive for public companies and startups. Pete is passionate about making the Internet better (because there is a lot to improve), as well as learning and development (L&D). He enjoys exploring new use cases for video that improve the human condition.

Pete enjoys speaking at conferences such as NAB (National Association of Broadcasters), Streaming Media, The CDN/Cloud World Conference (Hong Kong), Velocity, Content Delivery Summit, Digital Hollywood and Interop (among others).

He participated in projects with the Department of Artificial Intelligence at the University of Georgia developing software for evaluating logics.

Interest: AI, Interactive Moving Pictures (video), AR/VR, Content Delivery Networks, Business Strategy, Media, Streaming, Knowledge Engineering, Architecture, Leadership, People, Motivation

Pete has an undergraduate and masters degree from the University of Georgia. Go Dogs.

Creator, Developer, and Strategic Community Builder



Michael LeFort

CMO

Michael is an award-winning NY-based marketer who has held titles of Founder, President, CMO and Head of Marketing for startups, agencies and brands. He's a brand developer and go-to-market expert for companies in SaaS, Edtech, technology, packaged goods, spirits, media and social impact. His two successful exits were in spirits and professional services. He currently serves as SVP, Strategy for Cincinnati-based digital marketing agency, Pixaura Digital. Known for his vibrant C-Suite pitches, Michael travels the US convening stakeholders in workshop settings on how to rebrand and grow their entities.

Michael has developed and led measurable omni-channel campaigns for top brands and nonprofits resulting in sales, brand reach, customer loyalty and impact. Michael is widely regarded as innovative and having a unique ability to create strong esprit de corps among partners. At CliqRex, Michael leads brand and go-to-market strategies, as well as user base growth.

Among his many clients, Michael has led client and project strategy for: Hit Entertainment (Thomas the Tank Engine, Bob the Builder, Angelina Ballerina) Emeril Lagasse, Rachael Ray Show, Nickelodeon, Special Olympics, HBO, MetLife, FitVine Wine, Barnes & Noble, Iconix Brand Group, UNICEF USA, Sesame Street and Discovery.

He's an Emmy, Telly and Cine Golden Eagle award winner as well as a published author. Michael lives on the East End of Long Island with his family.



Dara O'Loughlin

Co-founder, CXO

Dara is committed to the crafting of meaningful and transformative experiences for others. She has put her heart into developing curricula and teaching coursework in art, technology, and yoga that empowers and enhances lives; and she has worked together with her husband, James, on creative problem-solving adventures in the pursuit of enhancing the life of their profoundly brain-injured son.

Dara was trained as both an artist and educator at Miami University, where she met James and received her BFA and BS in Art Education. Dara and James have successfully worked together professionally in several places. First, it was at a small elementary school in College Corner, OH where she taught art and James was the "tech guy." Then, they worked together at a marketing firm in Cincinnati, OH. There, she piloted an exciting new Technologist in Residence program that brought much appreciated one-on-one technology education to teachers in Cincinnati Public Schools while James was programming and designing. The program expanded with Dara leading other TIRs to share technology that enhanced teachers' and students' lives.

It was during her position as a Technologist In Residence that her career had to shift, as she gave birth to a child who would provide James and Dara the most challenging problem-solving opportunities of their lives. Their son, Emmett, suffered a detrimental lack of oxygen at birth, and now at age 18 is still unable to walk, sit, speak, or even use his hands - though his smile lights up every living soul. Identifying his needs and enhancing his life experiences have required enormous creative problem solving and teamwork. There is something magical about James and Dara working together, whether it's starting a business, raising their three incredible children, or converting a shuttle bus to a medically supportive recreational vehicle for their family to be able to travel with their son, transformational ideas translate into action, done in a meaningful and beautiful way.



Timur Akilov
Co-founder, CFO
Treasurer & Secretary

Timur has been working in the software and IT field since 1999, when he started as a software developer at Computer Associates, one of the leading software companies. His dedication and drive for success have earned him much trust and respect among his colleagues. After Computer Associates, Timur co-founded, led or took part in many interesting software, marketing, investment as well as real estate projects.

In 1992, at the age of 15, having immigrated to the United States from the former Soviet Union, Timur started 10th grade at Forest Hills High School in New York. Without prior knowledge of the English language, by working very hard, Timur managed to significantly excel in his studies. Timur holds a B.S. degree in Computer Science from the City University of New York with a minor in Economics. At the University, he was a recipient of the prestigious United Federation of Teachers Scholarship. In 1999, he graduated with Cum Laude honors, the Dean's List Award and membership in the Golden Key National Honor Society. In addition to his love for technology, Timur also possesses a great sense of business management and finance that have helped him succeed in many of his endeavors throughout the years. Throughout his career, Timur has taken part in many interesting technology and real estate projects. In 2019, Timur founded Alpha Citadel Ventures, a company that promotes innovation and helps startups with their growth strategy and planning. Most recently, Timur joined with James O'Loughlin to start Pixaura Digital, a very successful agency dedicated to customizing strategies for its clients. In his spare time, you can find Timur practicing martial arts and playing tennis, soccer or basketball with his children.



Bob Roman
CTO

With over 20 years of experience in digital marketing, Bob has always been associated with delivering engaging experiences and technical insight across multiple industry verticals and delivering against diverse objectives. For the last 18 years as Founder & CEO of FIREANT STUDIO, Inc., he has strategized and created interactive solutions for global non-profits, organizations focused on underserved communities, higher-education, environmental impact groups and social issues from crisis support to inclusive peer mentoring. Bob possesses a strong passion and desire to create engaging, interactive, rich-media experiences that provide high value at all touch points throughout the digital lifecycle. He embraces the challenges of usability and inclusivity that exists in the increasingly device accessible data-driven world and throughout his career has focused on providing clarity from complexity. He has worked for a variety of clients ranging from Internet 2, American Express, TD Ameritrade, Aurora Economic Development Council, Rocky Mountain Institute, Expanding the Bench, Colorado Health Network to the World Wildlife Fund. His diverse experience enables him to ensure the core organizational values and goals are accurately reflected throughout all digital points of engagement within the user experience ecosystem.


Total Raise Allocation
$1,050,000
Intermediary fees
4.9%
Legal
9.5%
Administrative
10.5%
Accounting
2.9%
Product
28.5%
Salaries
14.3%
Marketing
29.5%
$99,855
$149,783
$109,841
$309,405
$299,710

Use of Proceeds

USE OF PROCEEDS

If the offering's maximum amount of $1,050,000 is raised:

Use	Value	% of Proceeds
Salaries	$149,783	14.3%
Marketing	$309,405	29.5%
Technology & Product Development	$299,710	28.5%
Accounting	$29,956	2.9%
Administrative	$109,841	10.5%
Legal	$99,855	9.5%
Intermediary fees	$51,450	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Class C Voting Common Stock, under registration exemption 4(a)(6), in CliqRex Inc. . This offering must reach its target of at least $10,000 by its offering deadline of September 26, 2026 at 12:59am ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

$$\begin{array}{rl} & 11{,}500{,}000 \text{ shares} \\ \times & \$0.50 \text{ per share} \\ \hline & \$5{,}750{,}000 \text{ implied valuation} \end{array}$$

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

All SEC filings related to this offering are available here:

- Form C on June 29, 2022
- Form C/A on July 5, 2022
- Form C/A on August 25, 2022
- Form C/A on October 27, 2022
- Form C/A on March 31, 2023
- Form C/A on May 11, 2023
- Form C/A on June 23, 2023
- Form C/A on August 28, 2023
- Form C/A on September 20, 2023
- Form C/A on September 21, 2023
- Form C/A on October 19, 2023
- Form C/A on January 2, 2024
- Form C/A on March 26, 2024
- Form C/A on April 24, 2024
- Form C/A on June 26, 2024
- Form C/A on September 26, 2024
- Form C/A on December 12, 2024
- Form C/A on March 14, 2025
- Form C/A on June 13, 2025
- Form C/A on August 8, 2025
- Form C/A on September 12, 2025

- Form C/A on January 8, 2026
- Form C/A on January 8, 2026

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

If CliqRex has presented in any webinars during the offering period, you may access them here

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Jan 8, 2026 • Filed Form C/A

Jan 8, 2026 • Filed Form C/A

Sep 12, 2025 • Filed Form C/A

Aug 8, 2025 • Filed Form C/A

Jun 13, 2025 • Filed Form C/A

Mar 14, 2025 • Filed Form C/A

Jan 30, 2025 • # **CliqRex Announces Major Growth & Prepares...

Dec 12, 2024 • Filed Form C/A

Sep 26, 2024 • Filed Form C/A

Aug 20, 2024 • # Expanding Within and Beyond ## Investor...

Jun 26, 2024 • Filed Form C/A

Apr 24, 2024 • Filed Form C/A

Mar 26, 2024 • Filed Form C/A

Feb 5, 2024 • # WE'RE REXY AND WE KNOW IT! ## Organic...

Jan 10, 2024 • CliqRex established itself as an entertainment...

Jan 2, 2024 • Filed Form C/A

Oct 19, 2023 • Filed Form C/A

Sep 21, 2023 • Filed Form C/A

Sep 20, 2023 • Filed Form C/A

Aug 28, 2023 • Filed Form C/A

Jun 23, 2023	Filed Form C/A
May 11, 2023	Filed Form C/A
Mar 31, 2023	Filed Form C/A
Mar 29, 2023	The latest version of the app moves us from...
Jan 20, 2023	### $100K RAISED Special thanks to everyone...
Oct 27, 2022	Filed Form C/A
Aug 25, 2022	Filed Form C/A
Aug 6, 2022	# CliqRex Updates It's been a while since...
Jul 5, 2022	# AN ORIGIN STORY For years and years, I would...
Jun 29, 2022	Filed Form C
Jul 5, 2022	Filed Form C/A

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Check the background of Netcapital Securities, Inc. on FINRA BrokerCheck. Regulation Crowdfunding ("Reg CF") securities are offered through Netcapital Funding Portal, Inc., a funding portal registered with the Securities and Exchange Commission ("SEC") and member of the Financial Industry Regulatory Authority ("FINRA"). Regulation A+ ("Reg A+") and Regulation D ("Reg D") 506(c) securities are offered through Netcapital Securities, Inc., a broker-dealer registered with the SEC and member of FINRA and the Securities Investor Protection Corporation ("SIPC").

Netcapital Systems LLC is a software development company that operates the website netcapital.com. Netcapital Funding Portal, Inc. and Netcapital Securities, Inc. have entered into Technology Licensing Agreements with Netcapital Systems LLC to utilize netcapital.com to host securities offerings.

Neither Netcapital Securities Inc. nor any of its affiliates provide any investment advice or make any investment recommendations, and no communication through this website should be construed as such. Investments offered through netcapital.com are unsolicited. Securities offered on netcapital.com have not been registered under the Securities Act of 1933. Private placements are speculative, illiquid, and involve a high degree of risk, including the possible loss of your entire investment.